Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Trinity Capital Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share(3)	Rule 457(c) and Rule 457(h)	5,800,000	$13.78	$79,924,000	0.00014760	$11,796.78
Equity	Common Stock, par value $0.001 per share(4)	Rule 457(c) and Rule 457(h)	60,000	$13.78	$826,800	0.00014760	$122.04
Total Offering Amounts					$80,750,800		$11,918.82
Total Fee Offsets							$0.0
Net Fee Due							$11,918.82

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares of common stock, par value $0.001 per share (“Common Stock”), of Trinity Capital Inc. (the “Registrant”) that may be issued under the plans referenced herein as a result of stock splits, stock dividends, recapitalization or similar transactions.

(2)	Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock of the Registrant as reported on the Nasdaq Global Select Market on September 10, 2024.

(3)	Represents shares of Common Stock of the Registrant reserved for issuance under the 2019 Trinity Capital Inc. Long Term Incentive Plan, as amended.

(4)	Represents shares of Common Stock of the Registrant reserved for issuance under the Trinity Capital Inc. 2019 Non-Employee Director Restricted Stock Plan, as amended.